EXHIBIT 99.1

Scientific Learning Announces Fourth Quarter and Fiscal Year End 2011 Financial Results

OAKLAND, Calif., Feb. 16, 2012 (GLOBE NEWSWIRE) -- Scientific Learning Corporation (Nasdaq:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the fourth quarter and fiscal year ended December 31, 2011.

Total revenue in the fourth quarter of 2011 was $7.7 million, compared to $9.8 million in the fourth quarter of 2010. Total booked sales for the fourth quarter of 2011 were $5.6 million, compared to $10.4 million in the fourth quarter of 2010. Net loss in the fourth quarter of 2011 was ($3.7 million), or ($0.19) per share, compared to a net loss of ($6.2 million), or ($0.33) per share, in the fourth quarter of 2010. Included in the fourth quarter 2010 results was a one-time impairment charge of $3.9 million, or $0.21 per share. Adjusted EBITDA was ($2.9 million) in the fourth quarter of 2011 compared to ($1.4 million) in the fourth quarter of 2010.

Fourth Quarter 2011 Operating Metrics:

  Transaction volume increased by 28% over fourth quarter 2010
  Recurring revenue increased 17% and comprised 45% of total revenue, compared to 31% in the fourth quarter of 2010
  As of December 31, 2011, approximately 22% of the Company's active K-12 school sites are accessing Fast ForWord via the new on-demand, SaaS platform known as MySciLEARN

Total revenue for the year ended December 31, 2011 was $41.1 million, compared to $43.4 million for the year ended December 31, 2010. Total booked sales for 2011 were $36 million, compared to $41.8 million in 2010. Net loss for the year ended December 31, 2011 was ($6.4 million), or ($0.34) per share, compared to a net loss of ($9.7 million), or ($0.52) per share for the year ended December 31, 2010. Adjusted EBITDA was ($3.0 million) for the year ended December 31, 2011 compared to ($1.7 million) for the year ended December 31, 2010. As of the end of the year, the Company's cash and accounts receivable balances were $5.9 million and $4.4 million, respectively, and no debt.

"We are disappointed in our financial performance this quarter, which was largely due to a year-over-year decline in the number of large deals. While large sales opportunities have become increasingly difficult to generate and close in this environment, our new per-student pricing and on-demand accessibility of Fast ForWord resulted in a 28% year-over-year increase in transaction volume during Q4," said Andy Myers, Chief Executive Officer. "We are driving toward a recurring revenue business model and have started 2012 with a new sales structure to accelerate our 'seed and grow' go-to-market approach, where the rapid, quantifiable impact of our solutions plus the ease-of-use and accessibility benefits of our on-demand platform can lead to quicker initial adoption and a shorter path to user expansion. Soon, we'll also be releasing our new web-based Reading Assistant, which will complete the migration of our products to the new platform and enable us to more cost-efficiently deploy our solutions in our various markets. I'm very pleased to now have a broader product portfolio, a new and highly intuitive on-demand product platform, and an improved, measurable go-to-market approach that gives us a solid foundation for reaching significantly more learners and building our recurring revenue base in 2012."

2011 Business Highlights:

  Scientific Learning launched the first version of its on-demand platform in June, a game-changing event for the Company. The new platform enabled the Company's technology to become competitively relevant while introducing per-student pricing and dramatically increasing student access to Fast ForWord worldwide. It also set the stage for the recent release of MySciLEARN, the 2.0 version of the on-demand platform that significantly improves user experience and allows teachers to easily track students' progress and greatly improve product implementation and use.
  The Company re-structured its sales organization to better align the sales model with its new on demand platform, pricing and product offerings. The Company expects these changes to result in shorter sales cycles, an increased number of transactions, a greater proportion of recurring revenue in the business, and to improve the ability to nurture "seed" sales into successful expansions.
  Over the past six months, Scientific Learning has successfully deployed 22% of its active U.S. school sites to on-demand product access for Fast ForWord, and the release of MySciLEARN is expected to greatly accelerate the adoption of this new technology in 2012. This transition is strategically important to the Company for several reasons. One, adding MySciLEARN subscribers will continue to increase the recurring revenue base. Two, it facilitates a "seed and grow" sales approach to more aggressively and rapidly expand the number of students who benefit from the Company's products. Three, MySciLEARN makes it easier to deploy, support and sell new products, including the on-demand version of Reading Assistant that we plan to launch in the first half of 2012. And finally, transitioning to a single on demand platform should lower customer support and R&D costs over time by eliminating the need to maintain multiple versions of legacy products and platforms.
  The Company also unveiled its Lab to the Learner program for development of new products. Lab to the Learner is a collaborative effort between Scientific Learning and a network of scientists and research partners to create new applications based on the latest scientific research and methodologies. Most recently launched in conjunction with this program was Eddy's Number Party!, Scientific Learning's first iPad app, which was made available first as an individual app and will later be combined into a more comprehensive institutional program called KinderSpark for use in pre-K and K classrooms. Eddy's Number Party! rose to as high as the fifth most popular paid Education iPad app during its first week after release.

A conference call to discuss fourth quarter and full year 2011 financial results is scheduled for today, February 16, 2012 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (866) 652-3154 (domestic) or (706) 634-7311 (international), Conference ID # 52698005, approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company's website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (855)859-2056 (domestic) and (404) 537-3406 (international) and enter Conference ID # 52698005.

Booked sales and Adjusted EBITDA are both non-GAAP measures. Additional information on these non-GAAP measures and reconciliations are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com. The Company is also posting on its website a new investor presentation that contains more detail, particularly related to the metrics measuring progress in the Company's SAAS transition.

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning's results are demonstrated in over 250 research studies and protected by over 55 patents. Learners can realize achievement gains of up to 2 years in as little as 3 months and maintain an accelerated rate of learning even after the programs end.

Today, learners have used over 3 million Scientific Learning software products. We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit http://www.scilearn.com/ or call toll-free (888) 358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to transaction volume, levels of recurring revenue, the ability to migrate customers to our new platforms, the impact of our new selling and marketing models, our product development expectations, including projected launch dates, the length of our sales cycle, and levels of support and R&D costs.    Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in government budgets and the general economy); availability of funding to purchase the Company's products and generally available to schools, including the expiration of federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes in existing and new markets; acceptance of subscription and other recurring offerings; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended September 30, 2011 (Part II, Item 1A, Risk Factors), filed November 4, 2011. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 5,871	$ 5,415
Short-term investments	--	9,631
Accounts receivable, net	4,433	5,053
Prepaid expenses and other current assets	1,709	2,206

Total current assets	12,013	22,305

Property and equipment, net	3,326	2,497
Goodwill	4,568	4,568
Other intangible assets, net	518	1,034
Other assets	1,437	1,399

Total assets	$ 21,862	$ 31,803

Liabilities and stockholders' equity (net capital deficiency)
Current liabilities:
Accounts payable	$ 881	$ 543
Accrued liabilities	3,469	4,198
Deferred revenue	12,595	16,388

Total current liabilities	16,945	21,129
Deferred revenue, long-term	4,716	5,483
Other liabilities	785	857

Total liabilities	22,446	27,469

Stockholders' equity (net capital deficiency):
Common stock and additional paid in capital	90,735	89,277
Accumulated deficit	(91,319)	(84,943)

Total stockholders' equity (net capital deficiency)	(584)	4,334

Total liabilities and stockholders' equity (net capital deficiency)	$ 21,862	$ 31,803

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Products	$ 3,039	$ 4,733	$ 21,758	$ 22,506
Service and support	4,683	5,045	19,332	20,878

Total revenues	7,722	9,778	41,090	43,384

Cost of revenues:
Cost of products	616	476	1,766	2,092
Cost of service and support	2,319	2,353	8,922	9,348

Total cost of revenues	2,935	2,829	10,688	11,440

Gross profit	4,787	6,949	30,402	31,944

Operating expenses:
Sales and marketing	3,882	4,935	17,957	21,498
Research and development	2,478	2,125	10,279	7,933
General and administrative	2,049	2,089	8,392	8,129
Impairment charge	--	3,890	--	3,890

Total operating expenses	8,409	13,039	36,628	41,450

Operating loss	(3,622)	(6,090)	(6,226)	(9,506)

Interest and other income (expense), net	1	(90)	11	(41)

Loss before provision for income taxes	(3,621)	(6,180)	(6,215)	(9,547)
Provision for income taxes	35	5	163	143
Net loss	$ (3,656)	$ (6,185)	$ (6,378)	$ (9,690)

Net loss per share:
Basic net loss per share	$ (0.19)	$ (0.33)	$ (0.34)	$ (0.52)
Diluted net loss per share	$ (0.19)	$ (0.33)	$ (0.34)	$ (0.52)

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	18,943	18,641	18,870	18,498
Diluted weighted average shares outstanding	18,943	18,641	18,870	18,498

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2011	2010
Operating Activities:
Net loss	$ (6,378)	$ (9,690)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	1,924	2,532
Intangible impairment	--	3,890
Stock-based compensation	1,232	1,496
Changes in operating assets and liabilities:
Accounts receivable	620	1,337
Prepaid expenses and other current assets	409	(64)
Other assets	63	32
Accounts payable	338	(268)
Accrued liabilities	(729)	(3,164)
Deferred revenue	(4,560)	(359)
Other liabilities	(72)	62
Net cash used in operating activities	(7,153)	(4,196)

Investing Activities:
Purchases of property and equipment, net	(2,138)	(2,036)
Purchases of investments	(5,313)	(16,355)
Maturities of investments	14,832	6,724
Net cash provided by (used in) investing activities	7,381	(11,667)

Financing Activities:
Proceeds from issuance of common stock	370	599
Net settlement of common stock	(144)	--

Net cash provided by financing activities	226	599

Effect of exchange rate changes on cash and cash equivalents	2

Increase (decrease) in cash and cash equivalents	456	(15,264)

Cash and cash equivalents at beginning of period	5,415	20,679

Cash and cash equivalents at end of period	$ 5,871	$ 5,415

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Booked sales	$ 5,583	$ 10,378	$ 35,950	$ 41,838
Less: revenues	7,722	9,778	41,090	43,384
Other adjustments	(12)	(592)	580	1,187
Net decrease in total deferred revenue	$ (2,151)	$ 8	$ (4,560)	$ (359)

Beginning balance in total deferred revenue	$ 19,462	$ 21,863	$ 21,871	$ 22,230
Ending balance in total deferred revenue	$ 17,311	$ 21,871	$ 17,311	$ 21,871

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Loss to Adjusted EBITDA

$s in thousands
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Net loss	$ (3,656)	$ (6,185)	$ (6,378)	$ (9,690)
Adjustments to reconcile to Adjusted EBITDA:
Provision for income taxes[1]	35	5	163	143
Interest and other (income) expense, net[2]	1	(90)	11	(41)
Depreciation and amortization[3]	530	613	1,924	2,532
Stock-based compensation[4]	226	338	1,232	1,496
Impairment charge[5]	--	3,890	--	3,890
Adjusted EBITDA	$ (2,864)	$ (1,429)	$ (3,048)	$ (1,670)

Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense (Adjusted EBITDA) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the Company in the current period. We also believe that Adjusted EBITDA will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of Adjusted EBITDA to net loss, the closest GAAP measure.
Adjusted EBITDA should not be considered in isolation or as a substitute for analysis for our results as reports under GAAP. Adjusted EBITDA has the following differences from net loss, the closets GAAP measure:
[1] Provision for income taxes is a required expense for all businesses. We excluded in it order to allow investors to evaluate our operating results without regard to our tax obligations.
[2] Because we have borrowed and invested money, interest income and expense is a necessary element of our costs and ability to generate profits and cash flows. We excluded interest income and expense in order to allow investors to evaluate our operating results without regard to our financing methods. Other income and expense includes foreign exchange gain and loss as well as gain and loss on disposal of fixed assets, both of which we believe are not indicative of our core operating performance and are not meaningful in comparison to our past operating performance.
[3] Depreciation and amortization are necessary elements of our costs and our ability to generate profits; and the assets being depreciated and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. See below for allocation of non-cash charges.
[4] Stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation because we believe it is not an indicator of the performance of our core operations. See below for allocation of non-cash charges.
[5] We excluded the effect of impairment charges because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparison to our past operating performance.

Non-Cash Charges

$s in thousands	Three months ended December 31, 2011			Twelve months ended December 31, 2011
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of products	$ 140	$ 1	$ 141	$ 559	$ 2	$ 561
Cost of service and support	--	10	10	--	40	40
Operating expenses	390	215	605	1,365	1,190	2,555
Total	$ 530	$ 226	$ 756	$ 1,924	$ 1,232	$ 3,156

$s in thousands	Three months ended December 31, 2010			Twelve months ended December 31, 2010
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of products	$ 220	$ --	$ 220	$ 1,010	$ --	$ 1,010
Cost of service and support	41	30	71	167	117	284
Operating expenses	353	308	661	1,355	1,379	2,734
Total	$ 614	$ 338	$ 952	$ 2,532	$ 1,496	$ 4,028

Recurring Revenue
	Three months ended December 31,		Twelve months ended December 31,
	2011	2010	2011	2010

Recurring revenue[1]	$ 3,496	$ 2,989	$ 13,024	$ 12,308
Non-recurring revenue[2]	4,226	6,789	28,066	31,076

Total revenues	$ 7,722	$ 9,778	$ 41,090	$ 43,384

Recurring revenue as a % of total revenue	45%	31%	32%	28%
Non-recurring revenue as a % of total revenue	55%	69%	68%	72%

[1] Recurring revenue is GAAP revenue recognized in the current period. It is predictable revenue that is likely to continue in future reporting periods. We derive recurring revenue from subscription fees paid by US and international customers to access our applications, on-line consumer products, and web-delivered reporting tools and from support & maintenance fees paid by our customers, who previously purchased perpetual software products.
[2] Non-recurring revenue is GAAP revenue recognized in the current period. It is revenue that is not predictable and uncertain to continue in the future. We derive recurring revenue from perpetual software licenses, non-recurring consulting contracts, OEM agreements, and other contracts.

Booked sales of recurring contracts
	Twelve months ended December 31,
	2011	2010

Recurring booked sales[1]	$ 12,376	$ 11,563
Non-recurring booked sales[2]	23,574	30,275

Total booked sales	$ 35,950	$ 41,838

Recurring booked sales as a % of total booked sales	34%	28%
Non-recurring booked sales as a % of total booked sales	66%	72%

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Please see first table above for reconciliation of total booked sales, total revenue, and total change in deferred revenue.
[1] Booked sales of recurring contracts is a non-GAAP measure of predictable sales that generate recurrent revenue, which is a GAAP measure defined above.
[2] Non-recurring booked sales are sales that are not predictable and uncertain to continue in the future. We derive recurring booked sales from perpetual software licenses, non-recurring consulting contracts, OEM agreements, and other contracts.
CONTACT: Media Contact:
         Jessica Lindl
         Vice President of Marketing and
         Product Management
         Scientific Learning Corporation
         (510) 625-6784
         jlindl@scilearn.com

         Investor Contact:
         Stacie Bosinoff
         The Blueshirt Group
         (415) 217-7722
         investorrelations@scilearn.com
         stacie@blueshirtgroup.com